Exhibit 99.1

Covalent Reports

2006 Second Quarter Financial Results

Company to Hold Conference Call at 9:00 AM on Wednesday, August 9, 2006

2006 Second Quarter Business and Other Financial Highlights

•	Returns to profitability with net income of $670,000 or $0.05 per share

•	Reports net revenues of $3.6 million, an increase of 55% compared to the prior year period and 81% sequentially from the first quarter of 2006

•	Direct expenses decrease as a percentage of net revenue to 56% compared to 75% for the same quarter in 2005

•	SG&A expenses decrease as a percentage of net revenue to 25.4% compared to 40.9% for the same quarter in 2005.

•	$6.8 million in cash and cash equivalents at June 30, 2006

•	$14.6 million in signed and announced new business contracts year-to-date

•	Approximately $32 million current year-to-date backlog of signed contracts, up nearly 40% since December 31, 2005.

•	New business pipeline of approximately $40 million

•	Expects to report operating profits in the third quarter of 2006, exclusive of any one time or nonrecurring adjustments

WAYNE, PA, August 8, 2006 — Covalent Group, Inc. (Nasdaq: CVGR) (“Covalent”), a leader in the design and management of complex clinical trials and patient disease registries for the pharmaceutical, biotechnology and medical device industries, today announced its financial results for the second quarter ended June 30, 2006 (see attached tables).

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “We are very pleased with the Company’s return to profitability in the second quarter of 2006. We continue to make significant strides in all aspects of our operations. Our reported net revenues of $3.6 million exceeded the previously announced guidance of $3.0-$3.4 million that we provided in June 2006. This figure represents our highest net revenue since the second quarter of 2004. The main catalyst for our growth has been a robust new business pipeline in conjunction with start-up of previously delayed programs. On a year-to-date basis, we have announced $14.6 million of new business contracts with 15 different clients, 10 of whom are new to Covalent. As of today, our backlog of signed contracts is approximately $32 million, up nearly 40% from $22.7 million on December 31, 2005. Our current new business pipeline is approximately $40 million. We have good visibility through our backlog and new business pipeline and we expect to achieve profitability in the third quarter of 2006. Concurrent with these improved financials are our ongoing efforts to further strengthen the foundation for sustained and even stronger growth in the future. We look forward to both our immediate and long-term future with confidence.”

2006 Second Quarter Financial Results

Net revenue for the second quarter of 2006, excluding reimbursement revenue increased 55% to $3.6 million, as compared to $2.3 million for the comparable prior year period, and 81% sequentially from the $2.0 million reported in the first quarter in 2006. Higher net revenues were primarily due to new and increased contract activity as well as the restarting of certain clinical studies which were delayed during the first quarter of 2006.

Direct expenses for the quarter ended June 30, 2006, excluding the reimbursement for out-of-pocket expenses, were $2.0 million versus $1.7 million in the prior year period. Importantly, these expenses decreased significantly as a percentage of net revenue to 56% from 75% for the comparable prior year period. This decrease was principally due to better utilization of our clinical staff on client related clinical study activities, which also resulted in higher net revenues for the three months ended June 30, 2006.

Selling, general, and administrative expenses decreased to $912,000, or 25.4% of revenues, for the second quarter ended June 30, 2006 as compared to $953,000, or 40.9% of revenues, for the three months ended June 30, 2005. The decrease in selling, general and administrative expenses was primarily due to a reduction of professional service fees incurred compared to the same prior year period.

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share Based Payments, which resulted in incremental stock-based compensation expense of $107,000, or $0.01 per share on a basic and fully diluted basis for the three month period ended June 30, 2006. SFAS 123R requires the cost of all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair value at grant date over the requisite service period. The total estimated annual increase in share-based compensation expense relating to the adoption of SFAS No. 123R for the twelve months ended December 31, 2006 is expected to be $391,000.

As a result of the factors mentioned above, the Company reported net income in the second quarter of 2006 of $670,000, or $0.05 per share, an improvement of $1.2 million, or $0.09 per share, compared to a net loss of $483,000, or $0.04 per share, for the comparable prior year period.

2006 Six Month Financial Results

Net revenue for the six months ended June 30, 2006, excluding reimbursement revenue, increased slightly to $5.6 million versus $5.5 million for the same six-month period in 2005. This reflects an increase in the number of new contracts and higher contract values for existing clinical trials being managed by the Company in 2006.

Direct expenses decreased to $3.7 million, or 66% of net revenue, for the six months ended June 30, 2006 from $3.8 million, or 68% of net revenue, for the six months ended June 30, 2005. SG&A expenses for the six months ended June 30, 2006 were flat at $2.0 million, or 35% of net revenue, compared to $2.1 million, or 35% of net revenue for the prior six-month period. Net loss for the six months ended June 30, 2006 narrowed significantly to $108,000, or $0.01 per share, from a net loss of $582,000, or $0.04 per share, in comparable six-month period in 2005.

Management Outlook

Based on the growth in backlog in 2006 and the favorable trends regarding the startup of Covalent’s recently announced new business awards, the Company expects to report operating profits in the third quarter of 2006, exclusive of any one time or nonrecurring adjustments, including those related to the proposed acquisition of Remedium.

Strong Financial Position

Covalent’s balance sheet at June 30, 2006 reflected cash and cash equivalents of $6.8 million compared with $7.1 million at December 31, 2005. This decrease resulted principally from the payment of certain acquisition costs related to the proposed business combination with Remedium.

Status of Proposed Acquisition of Remedium

In March 2006, Covalent announced the signing of a Combination Agreement with Remedium OY, a privately owned, full service CRO based in Espoo, Finland with offices in eight countries throughout Scandinavia, Central Europe and Eastern Europe. On July 6, 2006, the Boards of Directors of both companies and the shareholders of Remedium agreed to amend the terms of the business combination. The Company expects to be able to complete the transaction without having to seek additional financing and expects that the terms of the revised Combination Agreement will result in less stock dilution for Covalent’s shareholders while maintaining fair terms for all involved parties.

Dr. Borow continued, “Augmenting our organic growth will be a major goal of combining with Remedium Oy. The new entity, Encorium Group, will allow us to offer on-the-ground clinical services in 26 countries in a highly competitive manner. As we have discussed in past announcements, new business contracts of significant dimension and scope had been difficult to win for either company due to size and geography limitations. Since this agreement was announced in March 2006, it has become apparent through discussions with potential new business clients that the size and scale of Encorium Group is expected to increase our competitive position for larger, more profitable Phase II and Phase III contracts.”

The Company recently filed preliminary proxy materials with the SEC for the special meeting of its stockholders to vote on the proposed business combination with Remedium. Included in this filing were Remedium’s US GAAP audited statement of operations for the calendar years 2003, 2004 and 2005 and balance sheet data for 2004 and 2005. A copy of the filing in its entirety is available at www.sec.gov. Upon completion of the SEC’s review of the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the business combination and will file with the SEC and mail to the Company’s stockholders definitive proxy materials. Subject to shareholder approval, the combined company will be named Encorium Group, Inc. Covalent will apply for a new ticker symbol in connection with the name change. Covalent expects that the combined company will continue to be listed on the Nasdaq Capital Market subsequent to the closing.

Investor Conference Call

Covalent will hold a conference call on August 9, 2006 at 9:00 AM ET to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.covalentgroup.com, or by going directly to http://audioevent.mshow.com/305435. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for 30 days. A telephone audio replay will also be available through August 16, 2006, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering conference ID number 3707634 when prompted.

About Covalent Group, Inc.

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. With its wholly-owned international subsidiary, Covalent Group, Ltd., Covalent is able to meet the North American and Western European drug development needs of its clients. For more information, please visit www.covalentgroup.com.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Covalent and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Covalent Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan: (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.covalentgroup.com

Covalent Group, Inc.

Consolidated Statements of Operations

	Three Months ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenue	$3,605,508	$2,328,379	$5,593,546	$5,541,908
Reimbursement revenue	575,215	328,554	769,703	1,002,826

Total Revenue	4,180,723	2,656,933	6,363,249	6,544,734

Operating Expenses
Direct	2,016,015	1,744,915	3,704,074	3,787,683
Reimbursement out-of-pocket expenses	575,215	328,554	769,703	1,002,826
Selling, general and administrative	911,610	952,954	1,960,618	2,099,293
Depreciation and amortization	85,522	132,232	182,822	269,757

Total Operating Expenses	3,588,362	3,158,655	6,617,217	7,159,559

Income (Loss) from Operations	592,361	(501,722)	(253,968)	(614,825)
Interest Income	79,274	21,253	149,308	38,361
Interest Expense	(1,535)	(2,605)	(3,137)	(5,082)

Net Interest Income	77,739	18,648	146,171	33,279

Income (Loss) before Income Taxes	670,100	(483,074)	(107,797)	(581,546)
Income Tax Benefit	—	—	—	—

Net Income (Loss)	$670,100	$(483,074)	$(107,797)	$(581,546)

Net Income (Loss) per Common Share
Basic	$0.05	$(0.04)	$(0.01)	$(0.04)
Diluted	$0.05	$(0.04)	$(0.01)	$(0.04)
Weighted Average Common and Common Equivalent Shares Outstanding
Basic	13,348,401	13,348,441	13,348,401	13,345,521
Diluted	13,348,401	13,348,441	13,348,401	13,345,521

Covalent Group, Inc.

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$6,797,317	$7,104,081
Investigator advances	1,832	1,009
Accounts receivable, less allowance of $35,093 at June 30, 2006 and December 31, 2005, respectively	2,648,297	1,109,781
Prepaid expenses and other	387,920	312,408
Prepaid taxes	8,354	13,040
Costs and estimated earnings in excess of related billings on uncompleted contracts	1,130,405	383,598

Total Current Assets	10,974,125	8,923,917

Property and Equipment, Net	749,169	897,189
Deferred Acquisition Costs	800,754	—
Other Assets	21,665	21,665

Total Assets	$12,545,713	$9,842,771

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,233,609	$405,384
Accrued expenses	279,476	231,249
Obligations under capital leases	27,722	26,314
Billings in excess of related costs and estimated earnings on uncompleted contracts	2,100,069	1,344,794
Customer advances	2,069,110	1,020,102

Total Current Liabilities	5,709,986	3,027,843

Long Term Liabilities
Obligations under capital leases	19,972	36,995
Other liabilities	407,198	465,369

Total Long Term Liabilities	427,170	502,364

Total Liabilities	6,137,156	3,530,207

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,501,333 shares issued and outstanding respectively	13,501	13,501
Additional paid-in capital	12,243,663	12,028,416
Accumulated deficit	(5,525,912)	(5,418,116)
Accumulated other comprehensive income	136,279	147,737

Less:	6,867,531	6,771,538
Treasury stock, at cost, 152,932 shares	(458,974)	(458,974)

Total Stockholders’ Equity	6,408,557	6,312,564

Total Liabilities and Stockholders’ Equity	$12,545,713	$9,842,771